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UJB FINANCIAL CORP.                                                                                      Exhibit (99)D
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands)

                                                                                                             Net            Total
                                                           Preferred   Common                Retained    Unrealized    Shareholders'
                                                             Stock      Stock     Surplus    Earnings    Gain (Loss)       Equity
                                                           --------   --------   ---------   ---------   -----------   -----------
Balance, December 31, 1993                                 $30,008    $65,113    $398,723    $525,408      $      -    $1,019,252
     Net unrealized gain (loss) on investment
          securities upon adoption of a change
          in accounting principle, net of tax                    -          -           -           -         9,355         9,355
     Adjustment for the pooling of a company
          with a different fiscal year end                       -          -         343       1,769             -         2,112
     Net income                                                  -          -           -      57,256             -        57,256
     Cash dividends declared:
          Preferred stock                                        -          -           -        (900)            -          (900)
          Common stock                                           -          -           -     (22,285)            -       (22,285)
     Common stock issued:
          Dividend reinvestment and other stock plans
           (236,759 shares)                                      -        284       5,509           -             -         5,793
          Exercise of stock options, net (186,245 shares)        -        224       1,267           -             -         1,491
     Change in unrealized gain (loss) on investment
          securities, net of tax                                 -          -           -           -       (14,691)      (14,691)
                                                           --------   --------   ---------   ---------   -----------   -----------
Balance, June 30, 1994                                     $30,008    $65,621    $405,842    $561,248       ($5,336)   $1,057,383
                                                           ========   ========   =========   =========   ===========   ===========

Balance, December 31, 1994                                 $30,008    $66,006    $413,429    $604,066       ($9,249)   $1,104,260
     Net income                                                  -          -           -      80,323             -        80,323
     Cash dividends declared:
          Preferred stock                                        -          -           -        (932)            -          (932)
          Common stock                                           -          -           -     (32,670)            -       (32,670)
     Common stock issued:
          Dividend reinvestment and other stock plans
           (215,336 shares)                                      -        259       5,522           -             -         5,781
          Exercise of stock options, net (247,475 shares)        -        297       1,628           -             -         1,925
     Change in unrealized gain (loss) on investment
          securities, net of tax                                 -          -           -           -         4,834         4,834
                                                           --------   --------   ---------   ---------   -----------   -----------
Balance, June 30, 1995                                     $30,008    $66,562    $420,579    $650,787       ($4,415)   $1,163,521
                                                           ========   ========   =========   =========   ===========   ===========
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